Exhibit 10.99

LEASE ADDITION

This Sixth Lease Addition made in the City of Monrovia, state of California, as of the 13 day of October, 2003, to Lease by and between Turner Trust, UTD March 28, 1984, Dale E. Turner, Trustee, (“Lessor”), and Staar Surgical Company, A California Corporation, (“Lessee”), becomes a part thereof as though it were Incorporated and included as part of the original Lease.

WITNESSETH THAT.

In consideration of the mutual promises, agreements and covenants hereinafter contained, the parties hereto further agree as follows:

1. Incorporation of Recitals. The above Recitals, are hereby incorporated by reference and made a part of this Sixth Lease Addition.

2. Defined Terms. Capitalized terms not otherwise defined herein shall have the same meaning as ascribed to in the Lease.

3. Lease Term. The provisions of Paragraph 4 of the Lease as amended and extended by paragraphs 1 of the First and Fourth Lease Addition are further amended and extended as follows: The Lease Term is hereby extended for a term of three (3) years to a new term termination date of December 31, 2006.

4. Rental Rate. The monthly rental rate for the term of the lease extension on shall be the sum of Fifteen Thousand Three Hundred Forty Eight and no 100ths dollars ($15,348.00).

5. Option to Extend. Assuming that Lessee is not in default under the provisions of this Lease, as modified by this Sixth Lease Addition, Lessee may extend the term of this Lease, as modified by this Sixth Lease Addition, for an additional term of one (1) year to 11:59 PM on December 31, 2007 by giving Lessor written notice on or before April 1, 2006 of Lessee’s intention to exercise this option and extend the term of the Lease. In the event Lessee exercises the option to extend the term of the Lease, the monthly installment of rent will be paid in the same manner as set forth in the Lease. Said monthly installment of rent during the option period will remain unchanged from paragraph 4 above.

6. Building Improvements. All necessary improvements to the facility including roof repairs and replacement, shall be paid for by Lessee as per the Original Lease.

7. No Brokers. Lessor and Lessee warrant and represent to the other that neither has engaged the services of a real estate broker in connection with this Third Amendment and that no real estate broker, finder or other party is entitled to a commission or other compensation as a result of this Third Amendment. Lessor and Lessee agree to defend, indemnify and hold harmless the other from any and all claims, compensation liabilities and judgments and costs (including without limitation attorneys’ fees) arising out of or connected in any way with, directly or indirectly, a breach of the foregoing representations and warranties.

8. No Further Modification. Except as set forth in this Sixth Lease Addition, all terms and provisions of the Lease shall continue to apply and remain unmodified and in full force and effect. Should any inconsistency arise between this Sixth Lease Addition and the Lease as to the specific matters that are the subject of this Lease Addition, the terms and conditions of this Sixth Lease Addition shall control. This Lease Addition shall be considered to be part of the Lease and shall be deemed incorporated of the Lease by this reference.

IN WITNESS WEREOF, this Sixth Lease Addition has been executed as of the date and year first written above.

Lessor:

TURNER TRUST LESSOR		STAAR SURGICAL COMPANY LESSEE

By:	/s/ Dale E. Turner	By:	/s/ John Bily

By: